EXHIBIT 99.1

								News Release

Century Aluminum


Century to Acquire Remaining 20% Share in Its Hawesville (KY) Operations

Monterey, CA. January 28, 2003 -- Century Aluminum Company (NASDAQ - CENX) has signed a letter of intent to purchase the 20 percent interest in its Hawesville, KY aluminum reduction plant that is owned by Glencore. The $105 million transaction is subject to completion of definitive documents and approval by Century's Board of Directors. Closing is expected during the second quarter of 2003. Glencore owns approximately 42 percent of Century's common stock.

Century will raise about $35 million of cash by capturing the above-market value of the final five years (2005 through 2009) of a nine-year 50,000 metric
ton per year (mtpy) aluminum delivery contract with Glencore.   Prices in the
contract are fixed substantially above current market levels. The Company will receive the above payment in exchange for an agreement to modify the contract to provide for delivery of metal for the years 2005 through 2009 at prices based on then current markets.

The Company intends to finance the purchase price of the additional interest in Hawesville with $35 million in available cash, proceeds from the Glencore delivery contract amendment and with a six-year note payable to Glencore.

Reporting the transactions, Gerald A. Meyers, Century President and Chief Executive Officer, said:

"Century has created significant value through this long-term delivery contract. The Company also has been cash flow positive, and it continues
to be -- even at relatively low aluminum prices.   We intend to harness
the underutilized values in the Glencore contract and some of our available cash, by using them to take the next step forward in our strategy of increasing our primary aluminum production capacity while lowering overall cash costs. Hawesville is an excellent asset and is our lowest-cost facility. Adding the 48,400 mtpy of capacity, which this acquisition represents, will reduce our overall cash costs and break-even point by approximately $0.01 a pound."

Mr. Meyers noted that the acquisition would require the Company to incur additional debt of approximately $35 million. "Century does not intend to add significant debt to its capital structure," he said. "However, we believe this is an attractive acquisition which easily justifies this relatively modest amount of debt."

Mr. Meyers explained that during 2003 and 2004 the terms of the Glencore aluminum delivery contract would remain unchanged with metal sales to Glencore at a fixed price above today's market, consistent with Century's hedging strategy of providing protection, when possible, against near-term downside markets.

Accounting standards require that the company mark-to-market the aluminum delivery contract. Based on current forward aluminum prices, the company anticipates this will result in a pre-tax gain of approximately $35 million in the first quarter of 2003.

Century currently owns 465,000 mtpy of primary aluminum capacity at three locations. It owns and operates a 168,000-mtpy plant at Ravenswood, WV and owns 80 percent of and operates the 237,000-mtpy plant at Hawesville. Glencore owns the remainder. Century also owns a 49.67 percent interest in a 215,000-mtpy reduction plant at Mt. Holly, SC. Alcoa, Inc. owns the remainder and is the operating partner. Century's headquarters are in Monterey, CA.

Century's press releases may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The company cautions that such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those expressed or implied in the forward-looking statements as a result of various factors.

Editorial contact: A. T. Posti (831) 642-9364